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                                                                   EXHIBIT 99.1


NEWS RELEASE                           [LOGO]
                                       6133 N. River Road Suite 1000
                                       Rosemont, IL 60018
                        RE:            (847) 519-8700
                                       TRADED: NASDAQ (ANIC)

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For Further Information:

                                AT THE COMPANY


Alan Anixter         Scott Anixter           Carl Putnam           Don Welchko
Chairman             CoChairman & CEO        President & COO       CFO

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FOR IMMEDIATE RELEASE           Media Contact:    Emily Winski
MONDAY, MARCH 3, 1997                             The Weiser Group
                                                  312/368-1500
                                                  ewinski@weisergroup.com


                         ANICOM ANNOUNCES ACQUISITION

ROSEMONT, ILL. MARCH 3, 1997 - Anicom, Inc. (Nasdaq: ANIC), a specialist in the sale and distribution of multimedia wiring products, announced today the purchase of Carolina Cable & Connector, Inc. The total purchase price for the company was approximately $3.5 million, consisting of a combination of cash and stock. Additionally, Anicom will also assume $3.5 million of bank debt. This brings to eight the number of acquisitions made by Anicom since July 1995.

Based in Raleigh, North Carolina, Carolina Cable & Connector, Inc. is a specialist in the sale and distribution of wire and cable, fiber optics and computer network and connectivity products. Carolina Cable has seven locations in the Carolinas and Tennessee and had total revenues of approximately $25.0 million in fiscal 1996.

Commenting on the acquisition, Scott C. Anixter, Anicom's Chief Executive Officer, said, "The acquisition of Carolina Cable and Connector, Inc. will further establish Anicom as a national leader in the sale and distribution of multimedia technology products. We now have over 40 locations nationwide. The acquisition will significantly enhance our customer base, add to our geographical market presence and expand the breadth and depth of our products. We expect to realize operating efficiencies that exist by taking advantage of product lines, vendor relationships and human resources."

Bruce Stanley, Chief Executive Officer of Carolina Cable, said, "We are very excited about the opportunities this transaction presents for both companies. As part of Anicom, we believe that the combined experience and resources will add to a solid foundation for Anicom's continued growth."

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Alan B. Anixter, Anicom's Chairman of the Board, stated, "Our primary consideration remains increasing shareholder value. With this in mind, we are very excited about the contribution of Carolina Cable & Connector to Anicom's prospects for continued long term growth. Anicom provides products from the office and workstation environment to the plant floor and manufacturing process as companies continue to incorporate more advanced technologies in their operations. With a strong balance sheet, Anicom plans to continue its integrated growth strategy through internal growth, pursuing more acquisition opportunities and opening new locations."

Anicom is a national leader in the sale and distribution of multimedia technology products. The company provides products that "interconnect the Internet" and are used in the growing global communications industry.

In compliance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated November 15, 1996 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1995. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, Anicom's limited operating history on which expectations regarding its future performance can be based, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from, among others, national and regional distributors that have greater financial, technical and marketing resources and distribution capabilities than Anicom, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully acquire and integrate the operations of additional businesses and Anicom's ability to operate effectively in geographical areas in which it has no prior experience.